EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Corporation Reports Second Quarter 2021 Results
•Record quarterly net sales of $2.9 billion
•Record quarterly net income of $522 million, excluding one-time tax benefits in a prior quarter
•Record quarterly EBITDA of $932 million
•Announced pending acquisitions of Boral's North American building products businesses and of LASCO Fittings, Inc., which are expected to close in the second half of 2021
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported record net income, excluding one-time tax benefits, attributable to Westlake for the three months ended June 30, 2021 of $522 million, or $4.04 per diluted share, on record net sales of $2,859 million. Net income in the second quarter of 2021 increased by $507 million from second quarter 2020 net income of $15 million, or $0.11 per share, on net sales of $1,709 million. Income from operations for the second quarter of 2021 was a quarterly record of $720 million, and increased by $684 million from income from operations of $36 million for the second quarter of 2020. The increases in net income and income from operations were primarily driven by significantly higher sales prices and margins for most of our major products and higher sales volumes in our Vinyls Segment. The increase in sales prices for PVC resin were driven by the strong demand in North American residential construction and the repair and remodeling markets which also drove demand in our building and construction materials business. Additionally, polyethylene experienced robust strength from packaging and other consumer markets driving higher prices and margins resulting from the rebound in global economic activity following the onset of the COVID-19 pandemic in the first half of 2020.
Second quarter 2021 net income of $522 million, or $4.04 per share, increased by $280 million from first quarter 2021 net income of $242 million, or $1.87 per share. Income from operations of $720 million for the second quarter of 2021 increased by $374 million from income from operations of $346 million for the first quarter of 2021. The increases in net income and income from operations versus the prior quarter were primarily due to higher sales prices and higher margins for all of our major products including PVC resin, polyethylene, caustic soda and our building and construction materials as well as higher sales volumes for PVC resin as operations rebounded following the impacts of the Winter Storm Uri in the first quarter. The increases in sales prices and volumes for our products contributed to higher margins and strong earnings in our building and construction materials business.
For the first six months of 2021, net income of $764 million, or $5.91 per share, increased by $604 million from the first six months of 2020 net income of $160 million, or $1.24 per share. Income from operations of $1,066 million for the first six months of 2021 increased by $894 million from income from operations of $172 million for the first six months of 2020, which was severely impacted by the onset of the global COVID-19 pandemic. The increases in net income and income from operations were primarily due to the global economic recovery, which has driven strong demand and higher sales prices and margins for most of our major products. These increases were partially offset by the impacts to production and sales volumes as a result of Winter Storm Uri in the first quarter of 2021.
On June 20, 2021, Westlake announced that it had entered into a definitive agreement with Boral Industries Inc., a wholly owned subsidiary of Boral Limited, under which Westlake will acquire Boral's North American building products businesses in roofing; siding, trim and shutters; decorative stone; and windows ("Boral North America"). The combination of these businesses with Westlake's leading building products businesses creates a stronger business with significantly increased scale and complementary product offerings, and enhanced growth prospects throughout the North American building products market.
i

On July 6, 2021, North American Pipe Corporation ("NAPCO"), a subsidiary of Westlake, announced that it has entered into a definitive agreement to acquire LASCO Fittings, Inc. ("LASCO"), a leading designer, engineer and manufacturer of injected-molded PVC fittings. The acquisition will add complementary products to NAPCO's existing portfolio of pipe and fittings products, with an emphasis on new products and new markets.
"This is an exciting time for Westlake. In the second quarter, we achieved record quarterly earnings as we continue to benefit from the global economic recovery and expansion that began in the summer of 2020 with strong demand for our products driving higher sales prices and margins," said Albert Chao, President and Chief Executive Officer. "The strong demand we experienced across our product offerings during the quarter illustrates our earnings capability. As global supply chains and manufacturing recover to meet demand, Westlake is well positioned to deliver strong results."
"We continue to invest in our business to drive value and are creating new platforms for continued future growth," continued Mr. Chao. "We recently announced acquisitions totaling approximately $2.4 billion for Boral North America and LASCO, which will set another stage of development and growth for Westlake. We believe in the growing secular strength of the housing, repair and remodeling markets, and these strategic acquisitions will provide new and complementary platforms and long-term growth opportunities for Westlake. Through these acquisitions, we can deliver greater value and convenience to our customers which will create value uplift to our shareholders. We look forward to welcoming the Boral and LASCO employees to the Westlake family."
Net cash provided by operating activities was $617 million for the second quarter of 2021. As of June 30, 2021, cash and cash equivalents were $1,844 million and long-term debt was $3,555 million. Capital expenditures were $129 million for the second quarter of 2021.
Record EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $932 million for the second quarter of 2021 increased by $696 million compared to second quarter 2020 EBITDA of $236 million. Second quarter 2021 EBITDA increased by $379 million compared to first quarter 2021 EBITDA of $553 million. Record EBITDA of $1,485 million for the first six months of 2021 was $912 million higher than EBITDA for the first six months of 2020 of $573 million. A reconciliation of EBITDA to net income, income from operations, and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
VINYLS SEGMENT
Record Vinyls income from operations for the second quarter of 2021 of $435 million increased by $415 million from second quarter 2020 income from operations of $20 million. This increase in income from operations versus the prior-year period was primarily due to higher sales prices, margins and sales volumes for PVC resin as well as strong earnings in our building and construction materials business.
Record Vinyls income from operations for the second quarter of 2021 of $435 million increased by $235 million from first quarter 2021 income from operations of $200 million primarily due to higher sales prices and integrated margins for our products, higher sales volumes for PVC resin and strong earnings in our building and construction materials business. The first quarter of 2021 was also negatively impacted by the effects of Winter Storm Uri which severely curtailed production at many of our facilities.
For the first six months of 2021, Vinyls income from operations of $635 million increased by $542 million from income from operations of $93 million for the first six months of 2020. This increase in income from operations versus the prior-year period was primarily due to higher sales prices, volumes and integrated margins for PVC resin. Income from operations for the first half of 2021 saw higher ethylene costs as well as the impacts from Winter Storm Uri, while income from operations for the first half of 2020 was negatively impacted by the onset of the COVID-19 pandemic.
OLEFINS SEGMENT
Record Olefins income from operations for the second quarter of 2021 of $277 million increased by $252 million from second quarter 2020 income from operations of $25 million. This increase in income from operations versus the prior-year period was primarily due to significantly higher sales prices and margins for all of our products, driven by continuing strong global demand with continuing supply constraints, partially offset by lower polyethylene sales volumes.

Record Olefins income from operations of $277 million in the second quarter of 2021 increased by $97 million from first quarter 2021 income from operations of $180 million. This increase in income from operations versus the prior quarter was primarily due to higher sales prices and margins.
For the first six months of 2021, Olefins income from operations of $457 million increased by $370 million from income from operations of $87 million for the first six months of 2020. This increase in income from operations was primarily due to higher sales prices and margins, partially offset by lower polyethylene sales volumes.
Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding our ability to deliver strong results, continued improvement of our performance in 2021, demand for polyethylene, PVC and downstream business products, the expected results of the pending Boral North American and Lasco acquisitions and whether required regulatory approval for these transactions will be obtained, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the COVID-19 pandemic and the response thereto; general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; the timing to consummate the pending acquisitions; the conditions to closing of either pending acquisition may not be satisfied or the closing of either pending acquisition otherwise may not occur; the risk that regulatory clearance is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC in February 2021.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
About Westlake:
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from building products and infrastructure materials, to packaging and healthcare products, to automotive and consumer goods. For more information, visit the company's web site at www.westlake.com.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's second quarter 2021 results will be held Tuesday, August 3, 2021 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 459 47 33.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on August 10, 2021. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 459 47 33.
The conference call will also be available via webcast at https://edge.media-server.com/mmc/p/ri2i4625 and the earnings release can be obtained via the Company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(In millions of dollars, except per share data)
Net sales	$2,859	$1,709	$5,216	$3,641
Cost of sales	1,987	1,540	3,835	3,189
Gross profit	872	169	1,381	452
Selling, general and administrative expenses	125	104	261	224
Amortization of intangibles	27	27	54	54
Restructuring, transaction and integration-related costs	—	2	—	2
Income from operations	720	36	1,066	172
Interest expense	(36)	(40)	(69)	(71)
Other income, net	10	9	22	20
Income before income taxes	694	5	1,019	121
Provision for (benefit from) income taxes	158	(19)	230	(60)
Net income	536	24	789	181
Net income attributable to noncontrolling interests	14	9	25	21
Net income attributable to Westlake Chemical Corporation	$522	$15	$764	$160
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$4.06	$0.11	$5.94	$1.24
Diluted	$4.04	$0.11	$5.91	$1.24
v

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2021	December 31, 2020

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,844	$1,313
Accounts receivable, net	1,549	1,214
Inventories	965	918
Prepaid expenses and other current assets	87	32
Total current assets	4,445	3,477
Property, plant and equipment, net	6,919	6,920
Other assets, net	3,355	3,438
Total assets	$14,719	$13,835

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$1,485	$1,357
Long-term debt, net	3,555	3,566
Other liabilities	2,340	2,334
Total liabilities	7,380	7,257
Total Westlake Chemical Corporation stockholders' equity	6,771	6,043
Noncontrolling interests	568	535
Total equity	7,339	6,578
Total liabilities and equity	$14,719	$13,835

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2021	2020

	(In millions of dollars)
Cash flows from operating activities
Net income	$789	$181
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	397	381
Deferred income taxes	24	96
Net loss on disposition and others	45	26
Other balance sheet changes	(373)	(175)
Net cash provided by operating activities	882	509
Cash flows from investing activities
Additions to property, plant and equipment	(270)	(291)
Return of (additions to) investment from unconsolidated subsidiaries	(9)	39
Other, net	15	(8)
Net cash used for investing activities	(264)	(260)
Cash flows from financing activities
Distributions to noncontrolling interests	(22)	(29)
Dividends paid	(69)	(68)
Net proceeds from debt issuance and drawdown of revolver	4	1,299
Net proceeds from (repayment of) short-term notes payable	5	(14)
Repayment of revolver	—	(1,000)
Repurchase of common stock for treasury	—	(54)
Other, net	10	(3)
Net cash provided by (used for) financing activities	(72)	131
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4)	—
Net increase in cash, cash equivalents and restricted cash	542	380
Cash, cash equivalents and restricted cash at beginning of period	1,337	750
Cash, cash equivalents and restricted cash at end of period	$1,879	$1,130

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(In millions of dollars)
Net external sales
Vinyls	$2,188	$1,348	$4,008	$2,853
Olefins	671	361	1,208	788
	$2,859	$1,709	$5,216	$3,641
Income (loss) from operations
Vinyls	$435	$20	$635	$93
Olefins	277	25	457	87
Corporate and other	8	(9)	(26)	(8)
	$720	$36	$1,066	$172
Depreciation and amortization
Vinyls	$163	$154	$320	$307
Olefins	37	35	73	70
Corporate and other	2	2	4	4
	$202	$191	$397	$381
Other income, net
Vinyls	$7	$8	$17	$14
Olefins	2	—	2	1
Corporate and other	1	1	3	5
	$10	$9	$22	$20

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2021	2020	2021	2020

	(In millions of dollars)
Net cash provided by operating activities	$265	$617	$448	$882	$509
Changes in operating assets and liabilities and other	(2)	(67)	(454)	(69)	(232)
Deferred income taxes	(10)	(14)	30	(24)	(96)
Net income	253	536	24	789	181
Less:
Other income, net	12	10	9	22	20
Interest expense	(33)	(36)	(40)	(69)	(71)
Benefit from (provision for) income taxes	(72)	(158)	19	(230)	60
Income from operations	346	720	36	1,066	172
Add:
Depreciation and amortization	195	202	191	397	381
Other income, net	12	10	9	22	20
EBITDA	$553	$932	$236	$1,485	$573

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2021 vs. Second Quarter 2020		Second Quarter 2021 vs. First Quarter 2021
	Average Sales Price	Volume	Average Sales Price	Volume
Vinyls	+53.5%	+9.0%	+18.2%	+2.1%
Olefins	+99.9%	-13.9%	+25.5%	-0.6%
Company	+63.3%	+4.1%	+19.8%	+1.5%
Average Quarterly Industry Prices (1)

	Quarter Ended
	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Average domestic prices
Natural gas ($/MMBtu) (2)	1.8	2.0	2.7	2.8	2.9
Ethane (cents/lb) (3)	6.4	7.4	7.1	8.1	8.7
Propane (cents/lb) (4)	9.6	11.9	13.5	21.2	20.7
Ethylene (cents/lb) (5)	11.0	19.3	24.0	45.1	43.0
Polyethylene (cents/lb) (6)	49.0	61.0	67.7	78.0	99.0
Styrene (cents/lb) (7)	48.3	53.8	59.6	76.5	90.5
Caustic soda ($/short ton) (8)	698	697	653	648	755
Chlorine ($/short ton) (9)	175	176	193	234	309
PVC (cents/lb) (10)	66.5	73.3	84.5	92.8	105.0

Average export prices
Polyethylene (cents/lb) (11)	38.5	45.7	53.2	76.3	89.7
Caustic soda ($/short ton) (12)	319	260	219	249	333
PVC (cents/lb) (13)	27.5	38.5	55.4	67.8	77.8
________________
(1)Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.
(2)Average Burner Tip contract prices of natural gas over the period.
(3)Average Mont Belvieu spot prices of purity ethane over the period.
(4)Average Mont Belvieu spot prices of non-TET propane over the period.
(5)Average North American spot prices of ethylene over the period.
(6)Average North American Net Transaction prices of polyethylene low density GP-Film grade over the period.
(7)Average North American contract prices of styrene over the period.
(8)Average USGC-CSLi index values for caustic soda over the period. As stated by IHS, "the caustic soda price listing represents the USGC-CSLi values. USGC-CSLi does not reflect contract price discounts, implementation lags, caps or other adjustments factors. Additionally, it is not intended to represent a simple arithmetic average of all market transactions occurring during the month. Rather, the USGC-CSLi is most representative of the month-to-month caustic soda price movement for contract volumes of liquid 50% caustic soda rather than the absolute value of contract prices at a particular point in time. It is intended to serve only as a benchmark."
(9)Average North American contract prices of chlorine over the period.
(10)Average North American contract prices of pipe grade polyvinyl chloride ("PVC") over the period. As stated by IHS, "the contract resin prices posted reflect an "index" or "market" for prices before discounts, rebates, incentives, etc."
(11)Average North American export price for low density polyethylene GP-Film grade over the period.
x

(12)Average North American low spot export prices of caustic soda over the period.
(13)Average North American spot export prices of PVC over the period.